Exhibit (a)(1)(H)

U.S. Offer to Purchase for Cash
All Outstanding Class A Shares, Class B Shares,
Class C Shares and Class D Shares held by U.S. Persons
And All Outstanding American Depositary Shares
(each representing one Class D Share)

of

YPF Sociedad Anónima

by

Petersen Energía Inversora, S.A.,
Enrique Eskenazi, Sebastián Eskenazi,
Matías Eskenazi Storey and
Ezequiel Eskenazi Storey

Pursuant to the U.S. Offer to Purchase dated September 11, 2008

THIS U.S. OFFER CAN BE ACCEPTED BY U.S. HOLDERS OF SHARES BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 20, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

September 11, 2008

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated September 11, 2008 (the “U.S. Offer to Purchase”) and the Form of Acceptance, Form of Withdrawal and other related documents in connection with the tender offer by Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain and a direct wholly-owned subsidiary of Petersen Energía Inversora Holding GmbH, a limited liability company (GmbH) organized under the laws of the Republic of Austria (“Holding”), and by Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”), to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons and (2) the American Depositary Shares (each representing one Class D Share) (the “ADSs”; and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, less any required withholding taxes and, if applicable, any Distributions, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer” ). The U.S. Offer is being made in conjunction and simultaneously with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer” in the U.S. Offer to Purchase.

We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of the Shares can be made only by us as the holder of record and pursuant to your instructions. The Form of Acceptance is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account pursuant to the terms and subject to the conditions set forth in the U.S. Offer.

ADSs cannot be tendered by means of the enclosed Form of Acceptance (which is exclusively for use in respect of Shares). If you hold ADSs, a Letter of Transmittal for tendering such ADSs into the U.S. Offer can be obtained from the U.S. Information Agent in the United States at 1-877-289-0143 (Toll-Free), from outside the United States at 1-201-680-5235, and banks and brokers at 1-201-680-5235.

Please note the following:

1. Any U.S. Person desiring to accept the U.S. Offer in respect of all or any portion of the held Shares, should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Shares should then submit the Form of Acceptance, together with a certificate issued by the Caja de Valores evidencing the transfer of the tendered Shares to the Tender Account, to the U.S. Receiving Agent by hand delivery at the address shown on the back cover of the U.S. Offer to Purchase during normal business hours no later than the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. See “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares” in the U.S. Offer to Purchase.

2. After purchase by the Bidders of the Shares tendered through the Argentine Custodian and receipt by U.S. Receiving Agent of payment of the consideration for those Shares, the U.S. Receiving Agent will pay to the applicable holders of Shares the Offer Price, settled in U.S. dollars, in cash, without interest thereon and less any required fees and expenses (See “THE U.S. OFFER — Section 17. Fees and Expenses” in the U.S. Offer to Purchase) and any withholding taxes (See “THE U.S. OFFER — Section 17. Certain Tax Considerations” in the U.S. Offer to Purchase) and, if applicable, any Distributions. Payment for Shares will be made by deposit of the Offer Price therefore in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent by a check to be mailed to the address indicated.

3. U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided.

The Bidders will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the U.S. Offer other than those fees and commissions described in “THE U.S. OFFER — Section 17. Fees and Expenses” in the U.S. Offer to Purchase. In addition, the Bidders will not pay any transfer taxes payable on the transfer of Shares to them. The Bidders will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to BNY Mellon Shareowner Services, the U.S. Information agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the Instruction Form enclosed herein. If you authorize the tender of the Shares, all such Shares will be tendered unless otherwise specified below. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR THE EXPIRATION TIME ON THE EXPIRATION DATE.

Instruction Form

The undersigned acknowledge(s) receipt of your letter and the U.S. Offer to Purchase dated September 11, 2008, and the related Form of Acceptance in connection with the U.S. Offer.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related Form of Acceptance.

Dated: , 2008	Number of Shares to be tendered*

Signature(s)

Please Print Name(s)

Address(es)

Area Code and Tel. No.

Social Security No.

*	Unless otherwise indicated, it will be assumed that all the Shares are to be tendered.

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